Execution Copy
29 September 2015

CONSENSUAL TERMS OF

LOAN TRANSFER

between

MKB BANK ZRT.

as the Seller and

PLAZA CENTERS ENTERPRISES B.V.

as the Buyer

DATED AS OF
29 SEPTEMBER 2015

These CONSENSUAL TERMS OF LOAN TRANSFER (the "**Terms**") are to be entered into between

(i) **MKB BANK Zrt.**, a company limited by shares incorporated under the laws of Hungary, having its registered office at 1056 Budapest, Váci u. 38, Hungary and registered under company registration number Cg. 01-10-040952 (the "**Seller**") and

(ii) **Plaza Centers Enterprises B.V.**, a limited liability company incorporated under the laws of the Netherlands, having its registered office at Rietlandpark 125, 1019DT Amsterdam, the Netherlands,and registered by the Netherlands Chamber of Commerce under number: 34281588, tax number: 818407955 (the "**Buyer**")

and is entered into and dated as of the Transfer Date defined herein.

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In these Terms

"**Asset**" means the contractual position of the Seller as lender under the Loan Agreement and Security Agreements as well as any rights, claims or receivables arising from or in connection with the Loan Agreement and Security Agreements or the termination of these.

"**Bidding Process**" means the bidding process organized by KPMG for the selection by the Seller of the buyer of the Asset, in the course of which the Buyer has been selected as the winner.

"**Binding Bid**" means the offer dated 31 July 2015 and made by the Buyer in the course of the Bidding Process with respect to the Asset and the ERSTE Asset.

"**Borrower**" means P4 Plaza s.r.o., a limited liability company incorporated under the laws of the Czech Republic, having its registered seat at Praha 3, K Cervenému dvoru 2132/24, Postal Code 130 00, Czech Repblic, with identification number registered in the Commercial Register maintained by the Municipal court in Prague, Section C, Insert 101459.

"**Borrower's Consent**" means the Borrower's irrevocable consent to the signing, execution and completion of these Terms, the Transfer Decree being passed and the signing, execution and completion of the Erste Loan Transfer Agreement.

"**BRRD**" or "**Bank Resolution and Recovery Directive**" means Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014.

"**Business Day**" means a day (other than a Saturday or Sunday) on which banks are open for general business in Budapest.

"**Civil Code**" means Act V of 2013 on the Civil Code as amended from time to time.

"**Completion Date**" is 9 October 2015 or any subsequent date as defined under Clause 4.2 (c) below.

"**Credit Documentation**" means the Loan Agreement and the Security Agreements relating to the Asset.

"**Credit Institutions Act**" means Act CCXXXVII of 2013 on Credit Institutions and Financial Enterprises.

"**Document Escrow Agent**" means the Transaction Agent.

"**Document Escrow Agreement**" means the escrow agreement entered into between the Seller, the Buyer, ERSTE and the Document Escrow Agent simultaneously with the signing hereof (as of the Signing Date) in respect of the escrow duties relating to the Security Termination and Deletion Documents.

"**ERSTE**" means ERSTE GROUP BANK AG, a company limited by shares incorporated under the laws of Austria, having its registered office at A-101 Vienna, Graben 21., Austria and registered under company registration number 33209.

"**ERSTE Asset**" means the contractual position of ERSTE as lender under the Loan Agreement and Security Agreements as well as any rights, claims or receivables arising from or in connection with the Loan Agreements and Security Agreements or the termination of these.

"**ERSTE Loan Transfer Agreement**" means the agreement signed and entered into between ERSTE GROUP BANK AG as seller and the Buyer for the purchase by the Buyer of the ERSTE Asset, a signed copy of which is attached hereto under Schedule A.

"**Escrow Account**" means the bank account of the Money Escrow Agent specified in the Money Escrow Agreement.

"**KPMG**" means KPMG Tanácsadó Kft.

"**Loan**" means the Loan disbursed by the Seller and ERSTE under the Loan Agreements.

"**Loan Agreement**" means the facility agreement entered into between the Seller and ERSTE as creditors and the Borrower as borrower dated 28 May 2008, as amended from time to time, the latest on 29 September 2014.

"**Loan Files**" mean the originals of the Credit Documentation.

"**Long Stop Date**" means 29 October 2015.

"**Money Escrow Agent**" means MKB Bank Zrt. acting in its capacity as escrow agent under the Money Escrow Agreement.

"**Money Escrow Agreement**" means the escrow agreement entered into between the Seller, the Buyer, ERSTE and the Money Escrow Agent simultaneously with the signing hereof (as of the Signing Date) in respect of the escrow duties relating to the Purchase Price and the Purchase Price for the ERSTE Asset.

"**National Bank**" means the National Bank of Hungary (in Hungarian "*Magyar Nemzeti Bank*").

"**Obligor**" means the obligor of a Security Agreement or Loan Agreement other than the Borrower.

"**Outstanding Principal Amount**" means the Seller's share from principal payment that is outstanding (irrespective whether already due) under the Loan Agreement without any calculated interest, additional payments.

"**Owner**" means Plaza Centers N.V., a public company with limited liability organised under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, and with business address: Prins Hendrikkade 48 s, 1012 AC Amsterdam, the Netherlands, registered with the Dutch trade register of the Chamber of Commerce under number: 33248324. The Owner is currently operating under the Restructuring Plan defined below.

Initialled by the Seller and the Buyer

"**Parties**" means the Seller and the Buyer.

"**Purchase Price**" is the amount to be paid by the Buyer for the Asset, i.e. Euro 4,250,000 (four million two hundred and fifty thousand euro) as per Clause 5.1.

"**Purchase Price for the ERSTE Asset**" is the amount to be paid by the Buyer for ERSTE Asset under the ERSTE Loan Transfer Agreement, i.e. Euro 4,250,000 (four million two hundred and fifty thousand euro).

"**Resolution Act**" means the Act XXXVII of 2014 on the further development of the system of institutions strengthening the security of the individual players of the financial intermediary system.

"**Resolution Authority**" means the National Bank acting in the capacity as the resolution authority under the Resolution Act.

"**Restructuring Plan**" means the restructuring plan of the Owner as adopted by the creditors of the Owner and confirmed and accepted by the Amsterdam Court by its decision of 9 July 2014.

"**Securities**" mean any of the following:

(i) mortgage, pledge, lien, charge, hypothecation, security interest or other encumbrance, security agreement or security arrangement of any kind;

(ii) purchase or option agreement or arrangement;

(iii) subordination agreement or arrangement; or

(iv) agreements to create or effect any of the foregoing

established by the respective Borrower or Obligor as the security provider under the Security Agreements in favour of the Seller as the security beneficiary.

"**Security Agreements**" mean the security agreements entered into between the Seller and the Borrower or the Obligor with respect to the Securities.

"**September 2015 Debt Service**" is the debt service payable by the Borrower under the Loan Agreement to the Seller and ERSTE until September 30, 2015, the overall amount of which is Euro 127,439.12 (Euro 50,000 principal and Euro 77,439.12 interest).

"**Signing Date**" means 29 September 2015 the date when these Terms were executed by the Parties.

"**Security Termination and Deletion Documents**" are the termination and deletion statements and declarations prepared by the Buyer and signed by the Buyer and the Seller that the Buyer deems necessary and suitable for the termination of the Czech Securities and the deletion of the same from the relevant commercial, trade and real estate registries with effect of Completion Date, that are deposited with the Document Escrow Agent pursuant to the Document Escrow Agreement; samples of the Security Termination and Deletion Documents are attached hereto under Schedule B.

"**Total Outstanding Balance**" means the Seller's share of the total outstanding amount that is payable under a Loan Agreement, including but not limited to the Outstanding Principal Amount, interest, default payment, fees and costs payable by the Borrower or any of the Obligors.

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"**Transaction Agent**" means Rátky and Partners Attorneys, a Hungarian law firm having its registered office at H-1024 Budapest, Ady Endre u. 19 A and registered at the Budapest Bar Association under registration number 716.

"**Transfer Date**" means the date when the Transfer Decree issued by the National Bank in respect of the Asset becomes binding and enforceable.

"**Transfer Decree**" means the unilateral administrative decree passed by the Resolution Authority in respect of the transfer of the legal title of the Asset from the Seller to the Buyer in accordance with these Terms; the Transfer Decree will refer to and will not be in contradiction with these Terms and the purchase price of the Asset defined in the Transfer Decree will be the Purchase Price defined in these Terms.

"**Virtual Data Room**" means the virtual data room that was set up by KPMG and operated by Merrill Datasite and was made available to the Buyer from 8 July 2015 to 15 September 2015 with respect to certain documentation and information in connection with and relating to the Asset and the Credit Documentation.

2. SUBJECT OF THESE TERMS

2.1 The Transfer Decree and these Terms

(a) Firstly, these Terms and the signing thereof by the Parties reflect the mutual agreement of the Parties with respect to the commercial and business terms and conditions of the transfer of the Asset from the Seller to the Buyer. Even though these mutually agreed commercial and business terms are expressly defined herein, the Parties clearly understand that in accordance with Section 36 (1) of the Resolution Act, the *legal title* of the Asset may only pass on to the Buyer not by signing these Terms, but by virtue of the Transfer Decree. Only the Resolution Authority may elevate these Terms to a valid, and binding contractual level (in Hungarian: "*kötelemkeletkeztető határozat*") by passing the Transfer Decree.

(b) Since the Transfer Decree is a first instance decree which may not be appealed against and becomes binding and enforceable on the date of its delivery date (in Hungarian: "*a közlés napja*") the Parties have jointly appointed the Transaction Agent as their delivery agent with respect the official receipt of the Transfer Decree and, therefore, the delivery date of the Transfer Decree and the Transfer Date shall be the date when the Transaction Agent receives the Transfer Decree from the Resolution Authority. The Transaction Agent shall send a master copy of the Transfer Decree to the Parties and ERSTE immediately, but in any case within one (1) Business Day following its receipt thereof, indicating expressly the date which is the Transfer Date.

2.2 Buyer's commitment

(a) Secondly, and notwithstanding any of the forgoing, by signing these Terms, the Buyer expresses its definite, binding and irrevocable intention and commitment to acquire title to the Asset by virtue of the Transfer Decree and pursuant to the terms described herein. This commitment of the Buyer is valid and effective upon signing hereof and the Buyer shall be bound by its commitment until the Long Stop Date. The Buyer may not revoke, amend or terminate its commitment prior to the Long Stop Date.

(b) Simultaneously with the signing hereof, the Buyer has entered into the ERSTE Loan Transfer Agreement for the purchase of the ERSTE Asset. A condition precedent for the ERSTE Loan Transfer Agreement to become effective is the Transfer Decree being

Initialled by the Seller and the Buyer

passed by the Resolution Authority and becoming binding and enforceable in accordance herewith.

(c) As a sign of the Buyer's definite, binding and irrevocable commitment to acquire title to the Asset and the ERSTE Asset, the Buyer shall *(i)* five (5) Business Days from Signing Date or *(ii)* one (1) Business Day from the receipt of the Document Escrow Agent's notice sent to the Buyer on the Security Termination and Deletion Documents being deposited into escrow, *whichever occurs earlier*, and in accordance with the terms of the Money Escrow Agreement, deposit with the Money Escrow Agent the Purchase Price and the Purchase Price for the ERSTE Asset.

(D) Further, it is the Parties' common understanding and intention that independently from and in addition to the Purchase Price defined below, the beneficiary of the Borrower's September 2015 Debt Service is the Seller and ERSTE. Taking into account that the Buyer and the Borrower belong to the same group of companies held by the Owner, the Parties agree and the Buyer acknowledges that a condition for (i) the Seller filing these Terms with the Resolution Authority, (ii) the Transfer Decree being passed and (iii) the Buyer acquiring title to the Asset pursuant to these Terms is the payment of the September 2015 Debt Service by the Borrower on its due date in addition to the payment of the Purchase Price and the Purchase Price for the ERSTE Asset by the Buyer to the Escrow Account pursuant to these Terms and the Money Escrow Agreement.

(E) Should the Purchase Price and the Purchase Price for the ERSTE Asset not be credited on the Escrow Account in accordance with these Terms and the Money Escrow Agreement, it shall be considered as a breach of these Terms by the Buyer and the Seller shall be entitled to rescind these Terms (in Hungarian: "*elállás*") with immediate effect and – for the avoidance of doubts – the Seller shall not be obliged to file the present Terms with the Resolution Authority. In this case, the Buyer shall reimburse and compensate the Seller for any and all damages suffered, costs or fees paid or other payments made as a direct or indirect result of the termination of these Terms and the Buyer not complying with its commitment described above.

3. THE ASSET

The subject of these Terms and the transaction contemplated herein is the transfer of the Asset from the Seller to the Buyer, the Outstanding Principal Amount of which was, as of May 31, 2015 Euro EUR 10, 227,781.82 (ten million two hundred and twenty-seven thousand seven hundred and eighty one euro eighty two cents).

4. THE TRANSFER

4.1 The legal title of transfer

(a) By virtue of the Resolution Authority passing the Transfer Decree (in Hungarian: "*kötelemkeletkeztető határozat*") and in line with the detailed terms described herein, the Seller shall sell and the Buyer shall buy the Asset.

(b) The transaction contemplated herein qualifies as a transfer of contract (in Hungarian: *szerződésátruházás)* under Section 6:208.§ of the Civil Code. A copy of the duly signed Borrower's Consent to the transfer and the completion of the transaction contemplated herein has been granted and is attached hereto under Schedule C with the provision that the Buyer undertakes to achieve that the Borrower will not revoke the Borrower's Consent. It is common understanding of the Parties that in accordance with the applicable rules of the Civil Code the Buyer shall become the legal successor of the entirety of the

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contractual position of the Seller and ESRTE as Lenders under the Loan Agreement effective as of the Completion Date, but the Security Agreements and the Securities governed by Hungarian law terminate automatically and therefore the Buyer will not acquire title to and will not become the beneficiary of the Hungarian Securities (Owner's Undertaking and Security Over Bank Account Agreement). For this same effect and in connection with the Czech Securities, the Seller has executed and deposited with the Document Escrow Agent the Securities Termination and Deletion Statements which shall be released to the Buyer within five (5) Business Days from Completion Date and subject to the conditions described in detail under the Document Escrow Agreement.

(c) For the avoidance of doubts, the Parties hereby mutually agree that the purchase of the Asset and ERSTE's Asset shall qualify as an indivisible service (in Hungarian: "*oszthatatlan szolgáltatás*"). Accordingly, the Asset and the ERSTE Asset is to be transferred simultaneously with respect to each other and the Buyer acquires both the Asset and the ERSTE Asset at the same time.

4.2 Transfer Date and Completion Date

(a) The Transfer Date is the date when the Transfer Decree is delivered to and received by the Transaction Agent. The Transaction Agent, a the jointly appointed delivery agent of the Parties, shall send a copy of the Transfer Decree to the Buyer and the Seller immediately, but in any case within one (1) Business Day following its receipt thereof, indicating expressly the date which is the Transfer Date.

(b) The effective date of the Transfer and the date on which the title of the Asset passes on to the Buyer, is the Completion Date. Under Section 6:209.§ (1) of the Civil Code, the transfer of the ERSTE Asset becomes effective towards the Borrower upon the receipt of the notice to the Borrower by the Buyer in accordance with Clause 7.2 (c).

(c) Subject to the *Transfer Date* taking place

(i) between Signing Date and October 9, *Completion Date* is October 16, 2015;

(ii) between October 10 and October 16, *Completion Date* is October 22, 2015;

(iii) between October 17 and October 22, *Completion Date* is the Long Stop Date;

(d) The handover of the Loan Files takes place by Completion Date.

4.3 Facility Agent and Security Agent position of the Seller

Under the Loan Agreements, the Seller is also a Facility and Security Agent, and as such, it has certain rights and obligations toward the other lenders/syndicate members of the Loan Agreements. Since in case of the successful completion hereof and that of the ERSTE Loan Transfer Agreement, the Buyer will become the sole beneficiary of the Loan, the agency position will no longer be reasonably applicable under the Loan Agreement and neither the Seller nor the Buyer wish to maintain this position. Nevertheless, for the sake of formality, with effect of Completion Date, the Seller will resign from its Facility and Security Agent positions in a separate document, which shall be acknowledged by the Buyer.

5. THE PURCHASE PRICE

5.1 The Purchase Price

The Purchase Price of the Asset is Euro 4,250,000 (four million two hundred and fifty thousand euro).

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5.2 Method of payment

(a) Within *(i)* five (5) Business Days from Signing Date or *(ii)* one (1) Business Day from the receipt by the Buyer of the Document Escrow Agent's notice on the Security Termination and Deletion Documents being deposited into escrow, whichever occurs later, and in accordance with the terms of the Money Escrow Agreement, the Buyer shall deposit with the Money Escrow Agent the Purchase Price and the Purchase Price for the ERSTE Asset.

(b) Pursuant to the Money Escrow Agreement, within five (5) Business Days from the Transfer Date, the Purchase shall be released by the Money Escrow Agent to the Seller, whereas the Purchase Price for the ERSTE Asset shall be released by the Money Escrow Agent to ERSTE.

(c) If the Transfer Decree is not passed at least five (5) Business Days before the Long Stop Date for any reason, the Money Escrow Agent shall retransfer the Purchase Price and the Purchase Price for the ERSTE Asset together with the interest accrued thereon (if any) to the Buyer within five (5) Business Days from the Long Stop Date. In this case, the Buyer shall not be entitled to, and hereby waives any and all of its right to, raise, file or enforce any claims against the Seller or the National Bank, on any grounds and under any title including but limited to administrative legal actions and judicial supervision of the actions of the National Bank as resolution authority, in connection with the present Terms or the Transfer Decree not being passed. For the avoidance of doubt, this waiver shall not be applicable if the Money Escrow Agent fails to retransfer the Purchase Price or the Purchase Price for the ERSTE Asset in accordance with this Clause 5.2 (c).

5.3 No VAT

All references to or definitions of Purchase Price are exclusive of VAT and any payable VAT, transfer taxes and duties are payable by the Buyer only.

6. SERVICING OF THE ASSET

(a) Between Signing Date and Completion Date, the Seller shall service, manage, administer and otherwise fulfil the tasks of the lender under or relating to the Asset in the ordinary course of business, with the provision that following Transfer Date, the following material decisions and actions in connection with the Asset require prior written consent by the Seller: (i) terminating the Loan Agreement; (ii) enforcing or repossessing any of the Securities.

(b) Notwithstanding any of the foregoing, the Seller shall not be responsible or liable to the Buyer for any actions taken or not taken in connection with the Asset prior to Completion Date.

7. POST TRANSFER DATE AND COMPLETION DATE OBLIGATIONS

7.1 Handover of the Loan Files

(a) By Completion Date at latest, the Seller shall deliver to the Buyer all of the original copies and any other forms of the Loan Files in order to enable the Buyer to duly maintain, manage and service the Asset after the Completion Date. The Parties jointly execute a handover protocol after the handover of the Loan Files.

(b) The Loan Files to be handed over to the Buyer shall include, with respect to the Asset, originals of the Credit Documentation.

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7.2 General obligations

(a) The Parties expressly agree that any and all administrative, documentary and management tasks and responsibilities relating to the Asset shall be also transferred from the Seller with effect of the Completion Date and, from Completion Date, the Seller shall have no obligation or responsibility of any kind to manage, administer or otherwise fulfil the tasks of the lender under or relating to the Asset.

(b) All transfer and other costs (including any recordation, processing or transfer fee, stamp duty or other applicable transfer taxes and duties, notarial and registration fees and costs) attributable to or incurring as a result of or in connection with the transfer of the Asset and ERSTE's Asset, will be for the sole account of the Buyer.

(c) The Parties agree that the Buyer elects that the Seller will not be required to inform the Borrower on the transfer hereunder and undertakes to submit the necessary notices required by applicable law to the Borrower itself.

7.3 Further assurances

(i) Each and every post transfer and post-Completion step required to duly effect the transfer of the Asset either under these Terms, the Transfer Decree or under the applicable law, including especially the deletion of the Seller and ERSTE as the beneficiaries of the Securities from the various registries, shall be the sole responsibility of and shall be effected by the Buyer at its own costs and expense. The Seller and ERSTE shall, in the ninety (90) days period from Completion Date, provide all reasonable assistance to the Buyer that is legally necessary for this purpose. The Buyer will be responsible for the additional costs and expenses of the Seller incurring in relation to any such assistance.

(ii) Notwithstanding any of the foregoing, as per the request of the Buyer and simultaneously with the signing of these Terms, the Seller has deposited with the Document Escrow Agent the Securities Termination and Deletion Documents. Pursuant to the Document Escrow Agreement, such deposited Security Termination and Deletion Documents shall and may only be released to the Buyer upon and with simultaneous release of the Purchase Price to the Seller or must be returned to the Seller upon the occurrence of the event described in section 5.2(b) above.

8. DUE DILIGENCE

Parties hereby declare that true and complete copies of the Credit Documentation and relating information have been made generally available to the Buyer in the Virtual Data Room to enable the Buyer to duly review and evaluate the Asset. The Buyer expressly declares – also in consideration of the fact that it is an affiliate of the Borrower - that it has executed a thorough legal and financial due diligence of the Asset, has obtained all relevant and requested information about the Asset to its utmost satisfaction and it has entered into these Terms based on such due diligence and information.

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9. NON-RELIANCE AND INDEPENDENT INVESTIGATION

9.1 Independent investigation

The Buyer hereby declares that it has made its own independent analysis (including the Owner and the terms of the Restructuring Plan) and decision to enter into these Terms after seeking independent legal and financial advice, based on such legal and financial information as it has deemed necessary, useful and appropriate under the circumstances.

9.2 Exclusion of liability and waiver

(a) The Seller does not make, and the Buyer does not rely upon, any representation, warranty or condition about, and the Seller shall have no liability or responsibility to the Buyer for:

(i) the legality, validity, enforceability of the Credit Documentation, or other documentation delivered by the Seller to the Buyer or any of the terms, covenants or conditions contained in the Credit Documentation; and/or

(ii) any performance or non-performance by any party to the Credit Documentation or other documentation; and/or

(iii) the financial, legal or corporate condition, status or nature of any Borrower, Obligor, asset, receivable, right or claim under the Credit Documentation; and/or

(iv) the effectiveness, validity or enforceability of the Transfer Decree; and/or

(v) any decision or action of the Seller made or performed, or not made an not performed, under the Loan Agreement and Security Agreements from the signing thereof until Completion Date, especially relating to or in connection with the management and administration of the Loan and the Securities, or otherwise the fulfilment of the tasks of the lender under the Loan Agreement and the Security Agreements in general.

(b) To the extent applicable under Hungarian law, the Buyer hereby waives any of its rights it has or may have to enforce its claims on the basis of the legal grounds set out in Clause 9.3 (*Exclusion of liability and waiver*) or on the basis of any other legal grounds available to it under applicable laws.

9.3 No obligation to repurchase

The Seller and the Buyer acknowledge that the Seller shall have no obligation to repurchase or reacquire all or any part of the Asset from the Buyer or to support any losses directly or indirectly sustained or incurred by the Buyer for any reason whatsoever, including especially the non-performance by any Borrower or Obligor of its obligations under the Credit Documentation.

10. CONFIDENTIALITY

10.1 In general

Both Parties shall maintain the confidentiality of these Terms, the Transfer Decree and the Credit Documentation. Each of the Seller and the Buyer shall nonetheless permitted to make any necessary disclosures:

(a) to its or their professional advisers and auditors regarding the terms and conditions of these Terms; and

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(b) in connection with the perfection or enforcement of a Party's rights and obligations under these Terms, the Transfer Decree and the Credit Documentation; and

(c) as required under applicable law, regulations, court orders and rules of a relevant stock exchange and/or security authority.

10.2 Notices under the Resolution Act

The Parties understand that the National Bank has to inform various governmental agencies, authorities and other parties of the Transfer Decree.

11. TERMINATION

The Buyer may not terminate these Terms by its unilateral declaration.

12. REPRESENTATIONS & WARRANTIES

The Buyer represents and warrants for the period between and including the Signing Date and the Completion Date that:

(a) it is duly incorporated and validly existing under the laws of the Netherlands; it has the corporate power and authority to execute, deliver and perform these Terms, the agreement to be binding on the Seller and the Buyer on the basis of the Transfer Decree, and any other agreement or document executed under or in connection herewith;

(b) these Terms constitute and any such other agreement or document executed in connection herewith constitutes legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms;

(c) neither the execution nor delivery of these Terms, nor the transactions contemplated herein, nor compliance with the terms and conditions of these Terms: **(i)** contravene any provision of law or any statute, decree, rule or regulation binding upon the Buyer or contravene any judgment, decree, order or permit applicable to the Buyer; **(ii)** conflict with or result in any breach of any terms covenant to conditions or provisions of, or withholds a default under any agreement or other instrument to which the Buyer is a party or by which it is bound;

(d) the Buyer is not subject to bankruptcy, winding-up, liquidation or any similar proceedings; and

(e) the signing, execution and delivery of these Terms, as well as performance thereof in particular but not limited to payment of the Purchase Price, are neither a breach of, nor in contradiction with the Restructuring Plan.

13. INDEMNITY

(i) The Buyer shall indemnify the Seller and hold harmless against any and all damages suffered, costs, fees, or payments made as a result of any litigation, proceeding or third party claim arising directly from or in connection with the Asset relating to the period following the Completion Date.

(ii) The Buyer and the Owner shall indemnify the Seller and hold harmless against any and all damages suffered, costs, fees, or payments made as a result of any litigation, proceeding or third party claim arising from or in connection with the these Terms not being in compliance with the Restructuring Plan. The warranty and indemnity undertaking of the Owner is attached hereto under Schedule D.

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14. VALIDITY AND EFFECTIVENESS

(a) These Terms become valid (in Hungarian "*érvényes*") and effective (in Hungarian: "*hatályos*") and legally binding on the Parties only by force and with effect of the Transfer Decree, save for Clauses 1 (*Definitions*), 2 (*Subject of these Terms*), 10 (*Confidentiality*), 11 (*Termination*), 12 (*Representation and warranties*), 14 (*Validity and effectiveness*), 15 (*Miscellaneous*), 16 (*Governing law and language*), 17 (*Jurisdiction*) and 18 (*Counterparts*).

(b) By the entry into force and effect of these Terms all prior statements, declarations, offers made by or arrangement and agreements entered into between the Parties (especially the Binding Bid, but excluding the Document and Money Escrow Agreements) shall be considered as superseded by these Terms.

15. MISCELLANEOUS

15.1 Communications in writing and in English

Any communication to be made under or in connection with these Terms or the Transfer Decree shall be made in writing and, unless otherwise stated, may be sent by fax or letter in English language.

15.2 Addresses

The address, fax number (and the department or officer, if any, for whose attention the communication is to be made) and banking details of each Party for any communication or document or transfer to be made or delivered under or in connection with these Terms or the Transfer Decree is:

(a) in the case of the SELLER:

Address:	23 Dévai str. H-1134 Budapest
Telephone:	+36 1 268 7553
Fax:	+36 1 268 8078
E-mail:	kollega-tarsoly.daniel@mkb.hu
Attention:	Daniel Kollega Tarsoly, Corporate Restructuring & Debt Management Directorate

(b) in the case of the BUYER:

Address:	Rietlandpark 125, 1019DT Amsterdam, the Netherlands
Telephone:	+31 20 3449562
Fax:	+31 20 3449561
E-mail:	roy.linden@plazacenters.com
Attention:	Mr. Roy Linden

or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five (5) Business Days' prior notice.

15.3 Delivery

Any communication or document made or delivered by one person to another under or in connection with these Terms or the Transfer Decree will only be effective:

(a) if by way of fax, only when a transmission report is received by the person sending the fax; or

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(b) if by way of letter, only when it has been left at the relevant address or two (2) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause [15.2] (*Addresses*), if addressed to that department or officer.

15.4 No assignment

These Terms may not be assigned or transferred by the Buyer to any third party.

15.5 Amendments

These Terms may not be amended, supplemented or terminated except by an instrument in writing signed by both Parties and in accordance with the prior written approval of the Resolution Authority.

15.6 Partial invalidity

If, at any time, any provision of these Terms or any Transfer Decree is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

15.7 Costs

Each Party shall bear its own costs in connection with the preparation and negotiation of these Terms and in connection with the consummation of the transactions contemplated hereby, including the fees and expenses of its legal counsel, accountants, investment advisors and, in the case of the Buyer, financing or funding partners.

15.8 Applicable laws

In case if, due to different interpretation of the provisions of the Civil Code regarding the transfer of agreement (in Hungarian: *szerződésátruházás*), the provisions of the Civil Code cannot be applied to the transfer of the ERSTE Assets, the transfer of the ERSTE Assets shall be deemed as assignment and assumption of debt (in Hungarian: *engedményezés és tartozásátvállalás*) under Act IV of 1959 on the Civil Code and the respective legal provisions shall apply.

16. GOVERNING LAW AND LANGUAGE

These Terms were entered into between the Parties in the English language. These Terms and all non-contractual obligations arising from or in connection with these Terms, are governed by the laws of Hungary. The Buyer hereby explicitly declares that it deems the Civil Code applicable for the present Terms and the transaction contemplated thereby and it hereby waives any and all possible claims and/or demands which may arise in connection with the applicability or non-applicability of the Civil Code.

17. JURISDICTION

Any and all disputes arising form or in connection with these Terms shall be resolved by the competent Hungarian ordinary court.

Initialled by the Seller and the Buyer

18. COUNTERPARTS

These Terms, together with its Appendices, is executed in six (6) counterparts in the English language.

19. SCHEDULES

Schedule A	ERSTE Loan Transfer Agreement
Schedule B	Security Termination and Deletion Documents samples
Schedule C	Borrower's Consent
Schedule D	Owner's warranty and indemnity undertaking

Place: Budapest
Date: 29 September 2015

PLAZA CENTERS ENTERPRISES B.V.
Represented by: Sándor Bíró
on the basis of a Power of Attorney

MKB BANK ZRT.
Represented by: Dóra Juhász and Zsolt Svajda
having joint signatory right

Schedule A

ERSTE Loan Transfer Agreement

[in the form of a separate document not physically attached hereto]

Schedule B

Security Termination and Deletion Documents samples

KINSTELLAR

Click here to enter a date.

TERMINATION AGREEMENT

P4 PLAZA s.r.o.

as Owner

and

MKB BANK Zrt.

as Bank

Kinstellar, s.r.o., advokátní kancelář
Na Příkopě 19
117 19 Prague 1
Czech Republic

Telephone (420) 221 622 111
Facsimile (420) 221 622 199
Ref.

THIS TERMINATION AGREEMENT (the "**Agreement**") is made

BETWEEN:

(1) **P4 Plaza s.r.o.**, a company incorporated under the laws of the Czech Republic, having its seat at Palachova 1404/2, Liberec I-Staré Město, 460 01 Liberec, identification number 271 67 763, entered in the Commercial Register kept by Regional Court in Ústí nad Labem, file no. C 35011, as owner (the "**Owner**"); and

(2) **MKB BANK Zrt.** (formerly MKB BANK ZÁRTKÖRŰEN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG), a Hungarian commercial bank, having its registered seat at H-1056 Budapest, Váci u. 38., 1056 Budapest, Hungary registered under registration No. Cg. 01-10-040952, statistical number: 10011922-6419-114-01, tax No.: 10011922-2-44 by the Metropolitan Court, as bank (the "**Bank**"),

(the Owner and the Bank hereinafter collectively referred to as the "**Parties**" and each individually as a "**Party**")

WHEREAS:

(A) On 6 October 2014 the Owner as the owner and the Bank as the bank entered into Agreement on Establishment of Negative Pledge Undertaking (the "**Agreement on Establishment of Negative Pledge Undertaking**") in relation to the Credit Facility Agreement dated 28 May 2008.

(B) The Parties are no longer interested in continuation of the Agreement on Establishment of Negative Pledge Undertaking and wish to terminate the Agreement on Establishment of Negative Pledge Undertaking.

THE PARTIES HAVE AGREED AS FOLLOWS:

(1) The negative pledge under the Agreement on Establishment of Negative Pledge Undertaking was established with respect to the following property (including all of its parts and appurtenances) owned by the Owner, registered with cadastral office Liberecký kraj, for the district Liberec, cadastral area Liberec, on the Ownership Deed No. 11326:

Plots of land				
Plot of land No.	**Area (sqm)**	**Type of the plot of land**	**Used as**	**Protection**
55/1	41	Buildup area and courtyard		monument preservation area
55/3	24	other area	other area	monument preservation area
74/7	2	other area	green vegetation	monument preservation area

S/S

Building			
Part of the district	Building number	Used as	Located on plot of land No.
Liberec I-Staré Město	1404	Multi-purpose building	50/1, 50/7, 55/1, 58/1, LV 1599

(2) The Parties hereby terminate the Agreement on Establishment of Negative Pledge Undertaking and agree that all rights and obligations arising therefrom cease to exist as at the effective date of this Agreement.

(3) The Bank hereby agrees with the de-registration of the negative pledge created under the Agreement on Establishment of Negative Pledge Undertaking from the cadastral register.

(4) This Agreement comes into effect on the date of its signing by the last Party.

(5) This Agreement is governed by Czech law.

(6) This Agreement has been signed in three (3) originals in Czech and two (2) originals in English. In the case of any discrepancies between the Czech and English versions of the Agreement, the Czech version shall prevail.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Owner

P4 PLAZA s.r.o.

On ....

By: ....
Name:
Title:

By: ....
Name:
Title:

Bank

MKB BANK Zrt.

On 28 September 2015

By: ....
Name:
Title:

By: ....
Name:
Title:

KINSTELLAR

TERMINATION AGREEMENT

P4 PLAZA s.r.o.

as Client

and

MKB BANK Zrt.

as Facility Agent

and

ČESKÁ SPOŘITELNA, a.s.

as Account Bank

Kinstellar, s.r.o., advokátní kancelář
Na Příkopě 19
117 19 Prague 1
Czech Republic

Telephone (420) 221 622 111
Facsimile (420) 221 622 199
Ref:

THIS TERMINATION AGREEMENT (the "**Agreement**") is made

BETWEEN:

(1) **P4 Plaza s.r.o.**, a company incorporated under the laws of the Czech Republic, having its seat at Palachova 1404/2, Liberec I-Staré Město, 460 01 Liberec, identification number 271 67 763, entered in the Commercial Register kept by Regional Court in Ústí nad Labem, file no. C 35011, as client (the "**Client**"); and

(2) **MKB BANK Zrt.** (formerly MKB BANK ZÁRTKÖRŰEN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG), a Hungarian commercial bank, having its registered seat at H-1056 Budapest, Váci u. 38., 1056 Budapest, Hungary registered under registration No. Cg. 01-10-040952, statistical number: 10011922-6419-114-01, tax No.: 10011922-2-44 by the Metropolitan Court, as facility agent (the "**Facility Agent**"),

(3) **Česká spořitelna, a.s.**, having its registered seat at Praha 4, Olbrachtova 1929/62, Postal Code 140 00, Identification number 452 44 782, Registered in the Commercial Register maintained by the Municipal Court in Prague, Section B, Insert 1171, as account bank (the "**Account Bank**")

(the Client, the Facility Agent and the Account Bank hereinafter collectively referred to as the "**Parties**" and each individually as a "**Party**")

WHEREAS:

(A) On 6 October 2014 the Client as the client, the Facility Agent as the facility agent and the Account Bank as the account bank entered into Bank Accounts Disposal Agreement (the "**Bank Accounts Disposal Agreement**") in relation to the Credit Facility Agreement dated 28 May 2008.

(B) The Parties are no longer interested in continuation of the Bank Accounts Disposal Agreement and wish to terminate the Bank Accounts Disposal Agreement.

THE PARTIES HAVE AGREED AS FOLLOWS:

(1) The Parties hereby terminate the Bank Accounts Disposal Agreement and agree that all rights and obligations arising therefrom cease to exist as at the effective date of this Agreement.

(2) This Agreement comes into effect on the date of its signing by the last Party.

(3) This Agreement is governed by Czech law.

(4) This Agreement has been signed in three (3) originals in English.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Client

P4 PLAZA s.r.o.

On ....

By: ....
Name:
Title:

By: ....
Name:
Title:

Facility Agent

MKB BANK Zrt.

On 28 September 2015

By: ....
Name:
Title:

By: ....
Name:
Title:

Account Bank

ČESKÁ SPOŘITELNA, a.s.

On 28 September 2015

By: ....
Name:
Title:

By: ....
Name:
Title:

Schedule C

Borrower's Consent

[in the form of a separate document not physically attached hereto]

Schedule D

Owner's warranty and indemnity undertaking

[in the form of a separate document not physically attached hereto]